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                               September 30, 2004


Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut  06089

              Re: Hartford Life Global Funding Trust 2004-004 Income Notes(SM)

Ladies and Gentlemen:

         This opinion letter is delivered to you in connection with the issuance by Hartford Life Global Funding Trust 2004-004 (the "Trust") of $633,000 aggregate principal amount of the Trust's 4.15% IncomeNotessm due 2012 (the "Notes") related to funding agreement No. FA-404004 (the "Funding Agreement") executed by Hartford Life Insurance Company, a Connecticut life insurance company ("Hartford Life"). The Trust was formed on September 27, 2004 (the "Formation Date") and the Notes will be issued on September 30, 2004 (the "Issuance Date").

         We have acted as special counsel to Bear Stearns & Co. Inc., in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Hartford Life, of a Registration Statement on Form S-3 (File Nos. 333-112244) filed with the Commission on January 27, 2004, as amended by Amendment No. 1 filed with the Commission on March 16, 2004, Amendment No. 2 filed with the Commission on May 4, 2004 and Amendment No. 3 filed with the Commission on July 27, 2004 (the "Registration Statement"), including a prospectus (the "Prospectus") relating to secured notes to be issued by newly formed statutory trusts formed under the laws of the State of Delaware and a prospectus supplement relating to Hartford Life Income Notes(SM) to be issued by the trusts (the "Retail Prospectus Supplement"). The Registration Statement provides for: (i) the registration of up to $2,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts and (ii) the registration of up to $2,000,000,000, or the equivalent amount in one or more foreign currencies, of Hartford Life's funding agreements to be sold to the trusts in connection with the sale of notes.

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SIDLEY AUSTIN BROWN & WOOD LLP                                           CHICAGO

Hartford Life Insurance Company
September 30, 2004
Page 2


         In furnishing this opinion, we have reviewed: (i) the Registration Statement, the Prospectus, the Retail Prospectus Supplement and the pricing supplement related to the Notes, dated as of the Formation Date, (ii) the trust agreement, dated as of the Formation Date (the "Trust Agreement"), between Wilmington Trust Company, as trustee, and AMACAR Pacific Corp., as trust beneficial owner, which adopts and incorporates the standard trust terms dated July 23, 2004, (iii) the indenture, dated as of the Issuance Date (the "Indenture"), between JPMorgan Chase Bank, as indenture trustee, and the Trust, which adopts and incorporates the standard indenture terms dated July 23, 2004,
(iv) the distribution agreement, dated as of the Formation Date (the "Distribution Agreement"), between Hartford Life, Bear Stearns & Co. Inc., on behalf of itself and each of the other agents, and the Trust, which adopts and incorporates the standard distribution agreement terms dated July 23, 2004, (v) the omnibus instrument, dated as of the Formation Date, which includes the Trust Agreement, Indenture and Distribution Agreement executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of the Issuance Date, related to the Trust, (vii) the Notes, (viii) the Funding Agreement and (ix) such other records, documents, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies submitted to us for our examination. We have also assumed that the transactions described in the Registration Statement are performed in the manner described therein.

         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussions set forth in the Retail Prospectus Supplement under the heading "Material United States Federal Income Tax Considerations," to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.

         In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.

         This opinion is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

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SIDLEY AUSTIN BROWN & WOOD LLP                                           CHICAGO

Hartford Life Insurance Company
September 30, 2004
Page 3


         We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by Hartford Life in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                              Very truly yours,

                                              /s/ Sidley Austin Brown & Wood LLP